BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made by and between AMDL, Inc. (the “Company”) and Cantone Research, Inc. (the “Lender”) as of the date written below.

WHEREAS, the Company desires to have the Lender provide a Bridge Loan for $58,000 (the “Bridge Loan”); and

WHEREAS, the Lender is willing to make the requested Bridge Loan available to the Company on September 9, 2009 by wire transfer to the Company’s bank account provided below on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Lender agrees to immediately wire transfer the sum of $58,000 to the Company at:

AMDL, Inc.
Account No. 0805-033875
Wells Fargo Bank
26151 La Paz Road
Mission Viejo, California  92691
Route # 121000248
Phone No.  949.837.0066

The Company agrees that the proceeds of this Bridge Loan will be used exclusively by the Company to pay interest due on currently outstanding “12% Senior Notes.”

2.
This Bridge Loan shall be due and payable by the Company, together with all accrued and unpaid interest thereon, on or before December 1, 2009.  The Bridge Loan will be immediately repaid out of the proceeds from the proposed US$500,000 financing from St. George Investments LLC and/or the planned US$3 million registered direct offering anticipated to be completed during September 2009 by Jesup Lamont, whichever closes first.

3.
The annual interest on the Bridge Loan is 12% per annum; provided, however, in the event the Bridge Loan is not repaid on or before October 9, 2009, the interest rate shall increase to 18% per annum until paid in full.

4.
In consideration for making this Bridge Loan, AMDL will issue to the Lender, a two-year warrant to purchase up to 116,000 shares of the Company’s Common Stock exercisable at US$0.60 per share (the “Warrant”).  The Warrant shall provide that if the Bridge Loan is paid in full on or before October 9, 2009, the number of shares issuable on exercise of the

Warrant shall be reduced to 58,000.  The shares of Common Stock underlying the Warrant will be registered in a future S-1 or S-3 registration statement, which will be filed on or before January 31, 2010.  The Warrant will be in the form attached hereto as Exhibit “A.”

5.
Repayment of the Bridge Loan will include an additional US$2,000.00 for legal fees for the Lender’s legal costs.  If the Bridge Loan is not repaid by December 1, 2009, $25,000, will be added to the principle value of the note plus AMDL will pay up to $10,000 for any out-of-pocket legal costs that Lender will incur to collect  this note.

6.	The Company and the Lender have enter into this Agreement with the understanding that this Agreement must be approved by the AMDL Board of Directors, whose approval is not anticipated to be withheld.

7.
Lender understands that the issuance of the Warrant and the shares issuable on exercise of the Warrant is subject to the prior listing approval of NYSE Amex.  The Company will promptly make an application to the NYSE Amex to list the 116,000 shares of Common Stock underlying the Warrant.

8.	Miscellaneous.

(a)
No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

(b)
This Agreement may not and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto.

(c)	All additions or modifications to this Agreement must be made in writing and executed by both parties.

(d)
This Agreement shall be governed by and construed in accordance with the laws of and in the State of New Jersey.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration.  The arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect (“AAA Rules”) and the procedures in this document.  In the event of a conflict, the provisions of this document will control.  The arbitration will be conducted before a single arbitrator, and in accordance with the expedited arbitration procedures of the AAA regardless of the size of the dispute.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrator.  Unless provided otherwise in this Agreement, the arbitrators may not award damages inconsistent with the Agreement or punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AMDL, Inc. By: Akio Ariura, CFO and COO Dated: September 10, 2009	CANTONE RESEARCH, INC. By: Anthony Cantone, CEO Dated: September 10, 2009